Exhibit 10.7.1
KOMAG INCORPORATED
TARGET INCENTIVE PLAN

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TABLE OF CONTENTS
(Continued)
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KOMAG, INC.
TARGET INCENTIVE PLAN
SECTION 1
BACKGROUND, PURPOSE AND DURATION
1.1 Effective Date
     The Compensation Committee of the Board adopted the Plan effective as of January 24, 2006. The Plan is to be effective beginning with the company’s 2006 fiscal year.
1.2 Purpose of the Plan
     The Plan is intended to align each management employee of the Company towards a single financial target which will result in a competitive cash bonus payment for each such employee as a reward for each employee’s personal contributions to the Company’s consolidated financial performance.
SECTION 2
DEFINITIONS
     The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:
     2.1 “Affiliate”
     means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.
     2.2 “Award”
     means the actual award (if any) payable to a Participant as determined pursuant to Section 3.
     2.3 “Base Pay”
     means base straight time gross earnings earned by the Participant for the Performance Period but exclusive of overtime, premium pay, stock compensation, relocation payments, or any other bonus or incentive awards or payments.
     2.4 “Board”
     means the Board of Directors of the Company.
     2.5 “Bonus Pool”
     means the pool of funds available for distribution to Participants. Subject to the terms of the Plan, the Committee establishes the Bonus Pool for each Performance Period.

     2.6 “Committee”
     means the committee appointed by the Board to administer the Plan. Until otherwise determined by the Board, the Compensation Committee of the Board shall constitute the Committee.
     2.7 “Company”
     means Komag Incorporated, a Delaware corporation, or any successor thereto.
     2.8 “Corporate Operating Income”
     means the net sales of the Company during the Performance Period, less (A)(i) the cost of goods sold, (ii) research and development expenses, (iii) selling, general and administrative expenses. The Committee will determine annually any adjustments , plus (or minus), to Corporate Operating Income including, but not limited to, any gains (or losses) with respect to the disposal of assets, non-cash employee stock compensation expense, restructuring, impairment, and foreign currency adjustments.
     2.9 “Disability”
     means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.
     2.10 “Individual Modifier”
     means the Participant’s actual individual performance as measured against certain objectives, as established for a Participant by his or her Manager, as well as the demonstration of key job attributes and competencies in achieving those objectives. The Committee will determine a Participant’s Individual Modifier in its sole discretion.
     2.11 “Manager”
     means a Participant’s manager or the person whom the Participant reports for the Performance Period. For these purposes, the Company’s Chief Executive Officer (“CEO”) reports to the Committee.
     2.12 “Participant”
     means as to any Performance Period, an employee of the Company or any Affiliate who has been selected by the Committee for participation in the Plan for that Performance Period.
     2.13 “Payout Percentage”
     means the percentage of actual Corporate Operating Income versus the target Corporate Operating Income for Performance Period as determined by the Committee in its sole discretion. The Committee will determine the target Corporate Operating Income for a Performance Period.

     2.14 “Performance Period”
     means the period of time for the measurement of the performance criteria that must be met to receive an Award, as determined by the Committee in its sole discretion. A Performance Period may be divided into one or more shorter periods if, for example, but not by way of limitation, the Committee desires to measure some performance criteria over twelve (12) months and other criteria over three (3) months. Multiple, overlapping Performance Periods (of different durations) may be in effect at any one time.
     2.15 “Plan”
     means the Komag Incorporated Target Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.
     2.16 “Target Percentage”
     means a Participant’s incentive target as a percentage of Base Pay as determined by the Committee in its sole discretion.
     2.17 “Termination of Service”
     means a cessation of the employee-employer relationship between a Participant and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.
SECTION 3
DETERMINATION OF AWARDS
3.1 Selection of Participants
     The Committee, in its sole discretion, shall select the employees of the Company or its Affiliates who shall be Participants for any Performance Period. Participation in the Plan is in the sole discretion of the Committee, on a Performance Period by Performance Period basis. Accordingly, an employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period or Periods. Unless and until the Committee provides otherwise, all exempt employees in grade E06 and above who are employed by the Company on the date Awards are paid and are in good standing with the Company (i.e., not on a performance management plan) will be Participants for any Performance Period.
3.2 Determination of Target Awards

     (a) At the end of the Performance Period, the Committee will review Corporate Operating Income compared to the target Operating Income to determine the Payout Percentage. The sum of the Participants’ target Awards will determine the aggregate Bonus Pool from which Awards will be made as set forth in Section 4.1 in its sole discretion. The total amount of all Awards may not exceed the total Bonus Pool.
     (b) The Committee will determine the terms pursuant to which a Participant will receive an Award hereunder for any Performance Period in its sole discretion. Unless the Committee provides otherwise, the following terms will apply in order to receive an Award.
     Subject to the provisions of Section 3, Participants are eligible to receive an Award for a Performance Period covering the Company’s fiscal year (an “Annual Performance Period”) equal to a Participant’s Base Pay for the Performance Period multiplied by the Payout Percentage multiplied by the Participant’s Individual Modifier multiplied by the Participant’s Target Percentage (the “Annual Award”). The Annual Award for a Participant who receives an Interim Award (discussed below) will be reduced by the amount of such Interim Award.
     In the event the Payout Percentage for an annual Performance Period is less than 60%, no Annual Award shall be paid to any Participants under this Plan. If the Payout Percentage for the annual Performance Period is equal to or greater than 60% but less than 80%, then Annual Awards will not be provided pursuant to the formula in the preceding paragraph, but will instead be allocated on a discretionary basis to certain top performers of the Company as determined by the Committee in its sole discretion.
     During an Annual Performance Period, the Committee may determine that it will pay some portion of the Annual Award at the time or times it determines in its sole discretion prior to the completion of the Annual Performance Period (an “Interim Award”). The Committee will determine the financial target necessary to receive an Interim Award, the Participants eligible to receive an Interim Award, and the level of an Interim Award compared to the Annual Award.
     Final Annual Award recommendations may be modified by a Participant’s Manager to reflect the bonus pool allocated to such Participant’s department within the Company. A Manager must submit a final Annual Award recommendation for each Participant under such Manager’s supervision based on his or her Individual Modifier within the limit of the total bonus pool. A Manager may petition the CEO, or, if applicable, the Committee, for extra funds in the event the bonus pool allocated to such Manager’s department is insufficient to reward the extraordinary performance of a Participant.
     (c) If a Participant transfers or is assigned to a different position during the Performance Period, which would result in the application of a different Target Percentage, the Participant’s Target Percentage will be pro-rated based on the number of full months a particular Target Percentage applied to such Participant. If a Target Percentage applies to a Participant for a partial month, the higher Target Percentage will apply for the entire month.

   If a Participant enters the Plan from the Company’s Bonus Plan after the beginning of the Performance Period, his or her Award will be pro-rated based on the number of full months such Participant became eligible to receive an Award under the Plan. If a Participant becomes eligible to receive an Award under this Plan for a partial month, he or she will be credited for the entire month.
3.3	Employment Status Affect on Award
          Except as provided below, if a Participant’s Termination of Service occurs prior to the payment of an Award, no Award shall be made to such Participant. In the event of a Participant’s leave of absence from the Company during the Performance Period, or upon an involuntary termination of the Participant due to death, Disability or the elimination of the Participant’s position, the Participant shall receive a prorated Award for the period of employment during the Performance Period.
          If following a Participant’s Termination of Service for any reason it is determined by the Company that the Participant acted in a manner which is or was detrimental to the business of the Company within the six-months period following the Participant’s termination date, the Participant may be required to refund any Awards paid to such Participant during the six-month period prior to such termination.
3.4	Discretion to Modify Awards
          Notwithstanding any contrary provision of the Plan, the Committee may, in its sole discretion and at any time, (a) increase, reduce or eliminate a Participant’s actual Award, and/or (b) increase, reduce or eliminate the amount allocated to the bonus pool. The Committee may determine the amount of any reduction on the basis of such factors as it deems relevant, and shall not be required to establish any allocation or weighting with respect to the factors it considers.
3.5	Discretion to Determine Criteria
          Notwithstanding any contrary provision of the Plan, the Committee shall, in its sole discretion, determine the performance requirements applicable to any Award. The requirements may be on the basis of any factors the Committee determines relevant, and may be on an individual, divisional, business unit or Company-wide basis. Failure to meet the requirements will result in a failure to earn the Award, except as provided in Section 3.4.
SECTION 4
PAYMENT OF AWARDS
4.1	Funding of Plan
          At the beginning of the Performance Period, the CEO will recommend to the Committee the measures and goals to be used in determining the amount of money to be reserved for the payment of Awards under the Plan.

     Each Award shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.
4.2 Timing of Payment
     Payment of an Award shall be made as soon as practicable as determined by the Committee after the end of the Performance Period during which the Award was earned. Unless otherwise determined by the Committee, a Participant must be employed by the Company or any Affiliate on the date an Award is actually paid to receive such Award.
4.3 Form of Payment
     Each Award shall be paid in cash (or its equivalent) in a single lump sum.
SECTION 5
ADMINISTRATION
5.1 Committee
     The Plan shall be administered under the authority and subject to the approval of the Committee. The Committee shall approve the total of all Awards made under the Plan. The Vice President of Human Resources of the Company (or such other person as designated by the Committee) shall be responsible for the preparation and coordination of all pertinent Performance Period and Award information.
5.2 Committee Authority
     It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) prescribe the terms and conditions of Awards, (b) interpret the Plan and the Awards, (c) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (d) interpret, amend or revoke any such rules.
5.3 Decisions Binding
     All determinations and decisions made by the Committee and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.
5.4 Delegation by the Committee

     The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company.
SECTION 6
GENERAL PROVISIONS
6.1 Tax Withholding
     The Company shall withhold all applicable taxes from any Award, including any federal, state and local taxes (including, but not limited to, the Participant’s FICA and SDI obligations).
6.2 No Effect on Employment or Service
     Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect that such treatment might have upon him or her as a Participant.
6.3 Participation
     No employee of the Company or any Affiliate shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.
6.4 Successors
     All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.
6.5 Nontransferability of Awards
     No Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, or by the laws of descent and distribution. All rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to the Participant.

SECTION 7
AMENDMENT, TERMINATION AND DURATION
7.1 Amendment, Suspension or Termination
     The Company may amend or terminate the Plan, or any part thereof, at any time and for any reason.
7.2 Duration of the Plan
     The Plan shall commence on the date herein, and subject to Section 7.1 (regarding the Company’s right to amend or terminate the Plan), shall remain in effect thereafter.
SECTION 8
LEGAL CONSTRUCTION
8.1 Gender and Number
     Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
8.2 Severability
     In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
8.3 Requirements of Law
     The granting of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
8.4 Bonus Plan
     This Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation section 2510.3-2(c) and shall be construed and administered by the Company in accordance with such intention.
8.5 Governing Law
     The Plan and all awards shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.
8.6 Captions

     Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.